WPRA First Amendment to Lease and Operating Agreement
By and Between
Winter Park Recreational Association
And
Intrawest/Winter Park Operations Corporation

June 2004

This WPRA First Amendment to Lease and Operating Agreement (“First Amendment to Lease”) is entered into by and between Winter Park Recreational Association (“WPRA”) and Intrawest/Winter Park Operations Corporation (together with the other entities directly or indirectly under common control or ownership with it, “Intrawest”) as of June ___, 2004, and amends that certain Lease and Operating Agreement between the parties recorded December 23, 2002 in the office of the Clerk and Recorder of Grand County, Colorado as Reception No. 2002-014286 (the “Lease”).

Recitals

A.        Intrawest has the right under contract to purchase from an unrelated party approximately 27,000 square feet of commercial space and a residential condominium unit within Zephyr Mountain Lodge located within the Winter Park Resort (the “Zephyr Property”).

B.        The Zephyr Property is strategically located in a high traffic area at the base of the Winter Park Resort. WPRA and Intrawest believe that it is in the best interest of the Winter Park Resort for the Zephyr Property to be under a certain degree of control by WPRA and Intrawest. If Intrawest purchases the Zephyr Property, it can give the desirable control to WPRA and itself by placing certain restrictive covenants on the title that will continue to be effective when the Zephyr Property is conveyed to a third party.

C.        Included within the Zephyr Property is a retail/rental store (the “Rental Shop”) containing approximately 5,300 square feet (which is being expanded to include an additional 2,757 square feet) that leases mountain sports recreational equipment, an activity that is defined in the Lease as “Resort Operations.”

D.        Intrawest is ready, willing and able to purchase the Zephyr Property at no cost or expense to WPRA by advancing its own funds for such purpose and reimbursing itself through a subsequent sale to a third party. Intrawest intends for the Winter Park Resort to lease back the Rental Shop from the buyer for the term of the Lease.

E.        Such purchase and reimbursement plan requires an amendment to the Lease to allow Intrawest to keep title to the Rental Shop until such time (but in no event later than June 30, 2009) as Intrawest is able to sell the Rental Shop and the rest of the Zephyr Property to a third party, because the Lease currently requires Intrawest to deed title to WPRA to any property Intrawest acquires within the Winter Park Resort that contains Resort Operations.

F.          Intrawest is under no obligation to WPRA to purchase the Zephyr Property or to attempt to place controls or restrictions on the Rental Shop for the benefit of WPRA and the Winter Park Resort.

G.         WPRA wishes to improve the business prospects and value of the Winter Park Resort by inducing Intrawest to complete the purchase of the Zephyr Property.

H.         WPRA has determined that this First Amendment to Lease has no adverse financial effect on the interests of the City and County of Denver (the “City”) for whom WPRA is an agent under the terms of that certain Supplemental Agreement No. VII between them dated October 4, 2002 and approved by City and County of Denver Ordinance No. 798, Series of 2002, because:

(1)	WPRA does not own the Rental Shop, have any contractual right to purchase it from any third party, or have any funds with which to make such a purchase. Intrawest is under no obligation to WPRA to purchase the Zephyr Property. Therefore, if WPRA waives its right to require Intrawest to deed the Rental Shop to it, WPRA and the City are in no worse position than they are currently with respect to the question of ownership.

(2)	The Rental Shop is currently leased by its owner to Intrawest and as a result the revenue from the Rental Shop now inures to the benefit of WPRA and the City by the terms of the Lease. However, the owner might in the future refuse to renew the lease with Intrawest. Therefore, if Intrawest purchases the Rental Shop, sells it to a third party and leases it back for the Winter Park Resort for the term of the Lease, the revenue benefit from ski rentals is assured to WPRA and the City at least through June 30, 2052.

(3)	The owner of the Zephyr Property currently has the right to lease its commercial space to anyone it wishes, including competitors of the Winter Park Resort for Resort Operations activities. If Intrawest purchases the Zephyr Property, it will limit such competition with restrictive covenants, thereby protecting the competitive position of the Winter Park Resort.

(4)	As set forth in the agreements below, if Intrawest purchases the Rental Shop and does not sell it to a third party within approximately 5 years, Intrawest will deed title to the Rental Shop to WPRA in the same manner as contemplated by the Lease. WPRA has no independent opportunity to obtain title to the Rental Shop. Therefore, WPRA will improve its position with respect to a key location at the base of the Winter Park Resort by obtaining fee title to the Rental Shop if, by June 30, 2009, it does not receive a leasehold interest in such property that continues through at least June 30, 2052.

Now, therefore, in consideration of and reliance on the mutual promises set forth below, WPRA and Intrawest amend the Lease as follows, effective immediately:

1.          Defined Terms. All terms defined in the Lease shall have the same meaning when used in this First Amendment to Lease. If a term is not defined in the Lease but is defined in that certain Option Agreement between Intrawest/Winter Park Development Corporation and WPRA recorded December 23, 2002 in the office of the Clerk and Recorder of Grand County, Colorado as Reception No. 2002-014290 (the “Option Agreement”), it shall have the same meaning when used in this First Amendment to Lease.

2.          Additional Leased Assets. Section 2.5 of the Lease is amended as follows:

Notwithstanding anything to the contrary in Section 2.5 of the Lease, for the period from June 15, 2004 through June 30, 2009 (or, if earlier, immediately prior to termination of the Lease), the term “Additional Leased Assets” when used in Section 2.5 shall not include the property described on Exhibit A attached to the First Amendment to Lease dated as of June 15, 2004 (the “Zephyr Property”). To the extent that Intrawest owns any of the Zephyr Property on or after June 30, 2009 (or, if earlier, immediately prior to termination of the Lease), it shall be Additional Leased Assets for purposes of Section 2.5 to the extent such property would constitute property used in Resort Operations.

3.          Gross Revenue. So long as Intrawest owns or leases the Rental Shop or any other Zephyr Property on which Resort Operations are conducted, the gross receipts therefrom shall continue to be included in Gross Revenue under the Lease.

4.          Continuation of Rental Shop. Intrawest shall continue during the Term of the Lease to operate a retail/rental store that contains approximately 5,300 square feet and that leases mountain sports recreational equipment, in the commercial space portion of the Zephyr Property, subject to the provisions of the Lease concerning the relocation of Resort Operations.

5.          Conditions Required for Sale.

(a)	No later than one business day before Intrawest conveys title to a third party to any part of the Zephyr Property, it shall record the Relevant Covenants and the Declaration of Transfer and Rental Fee as described in the Option Agreement as covenants running with the land against the Zephyr Property. The Relevant Covenants shall include, without limitation, provisions that exclude the offering of recreational rentals and other products or services offered in the Resort Operations Area and the Village Core Area by the operators from time to time of the Winter Park Resort.

(b)	Intrawest may not convey the Rental Shop or any part of the Zephyr Property that contains Resort Operations without obtaining a simultaneous lease thereof to WPRA for a term that expires no earlier than the later to occur of June 30, 2052 or the expiration of the term of the Lease as the same may he extended. Any such property leased by the third party to WPRA shall be subleased to Intrawest under the terms of the Lease.

6.          Source of Funds. Intrawest shall not use Agreed-Upon Indebtedness to finance the purchase of the Zephyr Property.

7.          Capital Expenditures. Unless and until fee title to the Rental Shop is conveyed to WPRA, Intrawest shall not claim any part of the purchase price paid by it for the Zephyr Property as a qualifying Capital Expenditure under Section 5.3 of the Lease. If fee title to the Rental Shop is conveyed to WPRA, Intrawest may claim as a qualifying Capital Expenditure under Section 5.3 of the Lease (but not as a Current Capital Maintenance Item), $161.17 (which is the allocated price per square foot of commercial space being paid by Intrawest for purchase of the Zephyr Property) multiplied by the number of square feet of the Rental Shop being conveyed to WPRA.

8.          Filing with the City. WPRA shall cause this First Amendment to Lease to be filed together with the Lease in the Office of the City Clerk of the City .

In Witness Whereof, this First Amendment to Lease is executed as of the date first written above.

WINTER PARK RECREATIONAL ASSOCIATION, A Colorado non-profit corporation

By	/s/ [Illegible]
President

INTRAWEST/WINTER PARK OPERATIONS CORPORATION, A Delaware corporation

By	/s/ David Barry
David Barry
Vice-President

STATE OF COLORADO	)
) ss
COUNTY OF SUMMIT	)

          The foregoing instrument was acknowledged before me this 2 day of July, 2004 by David Barry, as the Vice President of INTRAWEST/WINTER PARK OPERATIONS CORPORATION, a Delaware corporation.

          WITNESS my hand and official seal.

          My commission expires: May 5, 2006

/s/ Suzanne S. Randolph
Notary Public

STATE OF COLORADO	)
) ss
COUNTY OF DENVER	)

          The foregoing instrument was acknowledged before me this ___ day of June, 2004 by Rick Pederson, the President of WINTER PARK RECREATIONAL ASSOCIATION, a Colorado nonprofit corporation.

          WITNESS my hand and official seal.

Notary Public

My commission expires:

          The foregoing instrument was acknowledged before me this___day of July, 2004 by Gary L. Raymond, the President of INTRAWEST/WINTER PARK OPERATIONS CORPORATION, a Delaware corporation.

          WITNESS my hand and official seal.

          My commission expires: ___________________________

Notary Public

STATE OF COLORADO	)
) ss
COUNTY OF DENVER	)

          The foregoing instrument was acknowledged before me this 2nd day of July, 2004 by Rick Pederson, the President of WINTER PARK RECREATIONAL ASSOCIATION, a Colorado nonprofit corporation.

          WITNESS my hand and official seal.

/s/ Pamela D. Ryan
Notary Public

My commission expires: August 5, 2007